Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-218931 on Form S-8 of our report dated March 30, 2018, relating to the financial statements and financial statement schedule of Five Point Holdings, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Five Point Holdings, LLC for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 30, 2018